Exhibit 99.1

CONTACT INFORMATION:

Tribal Rides International, Inc

Joseph Grimes, CEO

joeg@tribalrides.com

RELEASE DATE:

Jan. 24, 2022

TRIBAL RIDES/XNDA SCHEDULES MVP RELEASE;

NEARS INITIAL REVENUE MILESTONE

Transportation technology company’s innovative shared ride app set for test-market

Dateline: [Mission Viejo, CALIF, Jan. 24, 2022] —Tribal Rides/XINDA International (XNDA) has announced that the Minimum Viable Product (MVP) of its innovative ride sharing app for drivers and riders will have a limited release next month in Southern California markets.

According to Tribal Rides CEO Joseph Grimes, the scheduled release should enable the company to achieve revenue projections for Q1 2022.

“The first and most important element of our strategic plan is generating of revenue in this first quarter 2022,” explained Grimes. “Our corporate and development team is on track to accomplish this important milestone. And as you would expect, we plan on revenue to significantly increase over time as we further develop and expand the release of our new innovative software program.”

Steve Ritacco, CFO of Tribal Rides and head of the firm’s world-class development team, comments, ”I am very happy with the software development progress on our new software application and extremely thankful to the hard work and insightful progress of my team. And although we will have a viable product released to our Drivers, I can’t wait to share with them some of the new and potentially game-changing innovations that should follow this release mid-year. Our vision is truly coming to fruition and I can’t wait to hear from our users what they think!”

Tribal Rides/Xinda (XNDA) is a technology company specializing in disruptive and innovative software solutions focused on the digital transformation of transportation. Its patented transportation ecosystem, marketplace and ride sharing app is under development to support both individual and business needs in the emerging world of autonomous self-driving vehicles.

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About Tribal Rides/XNDA International, Inc. (XNDA):
Tribal Rides/Xinda (XNDA) was founded in 2016 as a transportation technology company specializing in disruptive software solutions focused on the digital transformation of transportation. Its patented transportation ecosystem and marketplace is under development, and features end-to-end tracking and management of trips; seamless and connected multi-modal journeys; visualization and complex mapping, and leading transaction and scheduling technology.

For additional details on this announcement, contact Joseph Grimes, CEO, joeg@tribalrides.us